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                                                                     Exhibit 1.1
                            ARTICLES OF INCORPORATION
                             OF DEUTSCHE TELEKOM AG

                              I. GENERAL PROVISIONS

                                    SECTION 1
                      FIRM, HEADQUARTERS AND FINANCIAL YEAR

(1) The stock corporation - hereinafter referred to as the "Corporation" - shall be designated Deutsche Telekom AG.

(2) Its headquarters shall be in Bonn.

(3) Financial year shall be the calendar year.


                                    SECTION 2
                                     OBJECT

(1) Object of the enterprise is activity in all areas of telecommunications, information technology, multimedia, information and entertainment, as well as security services and any services connected to these areas, and also in related areas in Germany and abroad.

(2) The Corporation shall be entitled to enter into all other transactions and take all other measures deemed appropriate to serve the object of the enterprise pursuant to subpara. (1). It may also set up, acquire and participate in other undertakings of the same or similar kind in Germany and abroad, as well as run such undertakings or confine itself to the administration of its participation. It may spin off its operations wholly or partly to affiliated undertakings.

                                    SECTION 3
                      COMMISSIONING THE DEUTSCHE BUNDESPOST
                   FEDERAL POSTS AND TELECOMMUNICATIONS AGENCY

The Corporation shall arrange for matters within the meaning of Section 3(2) of the Federal Posts and Telecommunications Agency Act to be carried out by the Deutsche Bundespost Federal Posts and Telecommunications Agency. For this purpose it shall enter into non-gratuitous business management contracts with the Federal Agency.

                                    SECTION 4
                                  ANNOUNCEMENTS

Announcements of the Corporation shall be published in the electronic Federal Gazette.






This is a fair and accurate translation of the Article of Incorporation of Deutsche Telekom AG. The German version shall prevail.
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                          II. SHARE CAPITAL AND SHARES

                                    SECTION 5
                      AMOUNT AND BREAKDOWN OF SHARE CAPITAL

(1) The share capital (capital stock) of the Corporation shall amount to E 10,746,246,208 (in words: ten billion, seven hundred forty-six million, two hundred forty-six thousand, two hundred and eight). It is divided into 4,197,752,425 (in words: four billion one hundred ninety-seven million, seven hundred fifty-two thousand, four hundred twenty-five) individual no par value shares.

(2) The Board of Management shall be authorized to increase the share capital with the approval of the Supervisory Board by up to a nominal E 3,865,093,163.52 by issuing up to 1,509,802,017 ordinary registered shares for non-cash contributions in the period up to May 25, 2005. The authorization may be used for partial amounts. The subscription rights of shareholders shall be precluded. The Board of Management shall be authorized, subject to the approval of the Supervisory Board, to determine the further content of share rights and the conditions under which shares are issued. (Approved capital 2000).

(3) The share capital shall be conditionally increased by up to E 500,000,000, divided into up to 195,312,500 shares (Contingent Capital I). The contingent capital increase shall be implemented only to the extent that

a) the holders or creditors of conversion rights or warrants attached to the convertible bonds or bonds with warrants issued by May 28, 2006 by Deutsche Telekom AG or a company in which it has a direct or indirect majority holding on the basis of the authorization granted by resolution of the Shareholders' Meeting of May 29, 2001, exercise their conversion or option rights or

b) holders or creditors obligated to convert the convertible bonds issued by May 28, 2006, by Deutsche Telekom AG or companies in which it has a direct or indirect majority holding pursuant to the authorization granted by resolution of the Shareholders' Meeting of May 29, 2001, fulfill their conversion obligation.

The new shares shall participate in profits starting at the beginning of the financial year in which they are issued as the result of the exercise of any conversion or option rights being exercised or the fulfillment of any conversion obligations.
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(4) The share capital is conditionally increased by up to E 307,200,000, divided into up to 120,000,000 new individual no par value registered shares (contingent capital II). The contingent capital increase is exclusively for the purpose of granting subscription rights to members of the Board of Management of the Corporation, executives at levels below the Board of Management of the Corporation and other executives, managers and specialists of the Corporation and to Board of Management members, managing board members and other executives of second- and lower-tier domestic and foreign Group companies on the basis of a 2001 Stock Option Plan as provided for in the resolution of the Shareholders' Meeting of May 29, 2001. It shall be implemented only to such extent as subscription right holders make use of their subscription rights. The new shares shall participate in profits starting at the beginning of the financial year in which they are issued. If new shares are issued after the end of a financial year but before the Corporation's Shareholders' Meeting that resolves regarding the appropriation of net income for the financial year ended, the new shares shall participate in the profits starting at the beginning of the financial year ended.

(5) The share capital is conditionally increased by up to E 2,621,237.76, divided into up to 1,023,921 shares (contingent capital III). The contingent capital increase serves exclusively to grant subscription rights to members of the Board of Management and executives of the Corporation, as well as Board of Management members, managing board members and other executives of second- and lower-tier affiliated companies on the basis of a Stock Option Plan as provided for in the resolution of the Shareholders' Meeting of May 25, 2000. It shall be implemented only to such extent as use is made of those subscription rights. The new shares shall participate in profits starting at the beginning of the financial year in which they are issued. If new shares are issued after the end of a financial year but before the Corporation's regular Shareholders' Meeting that resolves regarding the appropriation of net income for the financial year ended, the new shares shall participate in the profits starting at the beginning of the financial year ended.

(6) The shares shall be registered shares.

(7) Where a resolution on capital increase does not stipulate whether the new shares be bearer or registered shares, they shall be registered shares.

(8) The Board of Management shall stipulate the form of share certificates and the profit sharing and renewal certificates. A right of shareholders to certification of their shares and profit shares is precluded unless certification is necessary according to the rules of a stock exchange where the stock is listed. The Corporation shall be entitled to issue stock certificates embodying individual shares or several shares (global certificates).

(9) In any capital increase, the distribution of profits in relation to new shares may be determined in derogation of Section 60 of the Stock Corporation Law.

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                              III. MANAGEMENT BOARD

                                    SECTION 6
                       COMPOSITION AND RULES OF PROCEDURE

(1) The Board of Management shall consist of two members at least. For the rest the Supervisory Board shall determine the number of Board of Management members.

(2) Board of Management members shall be outstanding experts on telecommunications, the economy or business management.

(3) The Supervisory Board may appoint a Chairman as well as a Deputy Chairman of the Board of Management. Deputy members of the Board of Management may be appointed.

(4) The Board of Management shall adopt by unanimous decision of all its members its Rules of Procedure which shall require the consent of the Supervisory Board.

                                    SECTION 7
                             OUTSIDE REPRESENTATION

The Corporation shall be legally represented by two members of the Board of Management or by one member of the Board of Management jointly with a Prokurist*. Deputy members of the Board of Management shall have the same rights as ordinary members of the Board of Management with regard to the power of representation.

                                    SECTION 8
                               BUSINESS MANAGEMENT

The Board of Management shall manage its business in accordance with the Rules of Procedure and the Schedule of Responsibilities approved by the Supervisory Board.

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* A "Prokurist" is a holder of a general commercial power of attorney called
"Prokura", Section 48 Commercial Code.
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                              IV. SUPERVISORY BOARD

                                    SECTION 9
                                  COMPOSITION,
                    TENURE OF OFFICE, RETIREMENT FROM OFFICE

(1) The Supervisory Board shall consist of twenty members, specifically ten members from the shareholders and ten members from the employees. The Supervisory Board members from the shareholders shall be elected by the shareholders' meeting and the Supervisory Board members from the employees shall be elected in accordance with the provisions of the Codetermination Act.

(2) Supervisory Board members shall be elected for the period until termination of the shareholders' meeting ruling on discharge of the Supervisory Board for the fourth financial year following commencement of tenure of office. The financial year in which tenure of office commences shall not be counted. The shareholders' meeting may determine, with regard to the shareholder members, shorter tenure of office at the time of their election. Election of a successor to a shareholder member who has resigned prior to expiry of his/her tenure of office shall be made, unless the successor's tenure of office is otherwise determined by the shareholders' meeting, for the remainder of the retired member's tenure of office.

(3) With the election of a Supervisory Board Member a substitute member who will become a member of the Supervisory Board may be elected at the same time if the Supervisory Board member resigns prior to expiry of his/her tenure of office without a successor having been elected. The office of a substitute who has advanced to the Supervisory Board shall cease to exist as soon as a successor to the retired Supervisory Board member has been elected, at the latest upon expiry of the tenure of office of the retired Supervisory Board member.

(4) Members and substitute members of the Supervisory Board may resign their office by written notice to the Chairman of the Supervisory Board or to the Board of Management, giving the specified notice of four weeks.
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                                   SECTION 10
                          CHAIRMAN AND DEPUTY CHAIRMAN

(1) The Supervisory Board shall elect from its members in accordance with
Section 27(1) and (2) of the Codetermination Act a Chairman and a Deputy Chairman for the tenure of office as laid down in Section 9(2) of these Articles of Incorporation. Election shall take place at the close of the shareholders' meeting in which the Supervisory Board members from the shareholders, to be elected by the shareholders' meeting, are appointed, in a meeting which has not been specially convened. If the Chairman or the Deputy Chairman resigns prior to expiry of his tenure of office, the Supervisory Board shall hold a fresh election to cover the remainder of the retired person's tenure of office.

(2) Immediately following election of the Chairman and the Deputy Chairman the Supervisory Board shall establish, for the purpose of discharging the function set out in Section 31(3) of the Codetermination Act, a committee composed of the Chairman, the Deputy Chairman and one member elected by the employee members and one member elected by the shareholder members by a majority of votes cast.

                                   SECTION 11
                               RULES OF PROCEDURE

The Supervisory Board shall adopt its Rules of Procedure within the limits of mandatory legal provisions and the provisions of these Articles of Incorporation. These Rules of Procedure of the Supervisory Board shall stipulate that certain kinds of transaction, in particular

      - those which fundamentally change the net worth, financial position and results of the Company or the Company's risk exposure, and

      - those that establish, dissolve, acquire or sell equity interests in enterprises above a limit to be determined by the Supervisory Board in the Rules of Procedure,

can only be carried out with the consent of the Supervisory Board. The Supervisory Board can revocably grant consent for a particular group of transactions in general or where an individual transaction satisfies certain provisions.

                                   SECTION 12
                                PLEDGE OF SECRECY

Supervisory Board members shall - even after retirement from office - observe secrecy with regard to confidential data and secrets of the Corporation, specifically trade and operating secrets to which they have gained access through serving on the Supervisory Board.
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                                   SECTION 13
                                  REMUNERATION

(1) The members of the Supervisory Board shall receive remuneration amounting to E 25,000 annually payable at the end of the financial year in addition to reimbursement of their expenses.

(2) The Chairman of the Supervisory Board shall receive twice this amount, and a Deputy Chairman one and a half times this amount.

Members of the Supervisory Board who were not in office during the entire financial year shall receive one twelfth of the remuneration for each month or part thereof that they hold a seat. Members of the Supervisory Board shall receive an attendance fee amounting to E 200 for each meeting of the Supervisory Board or its committees that they have attended.

(3) The Corporation shall reimburse value-added tax paid on the remuneration and expenses.

(4) Subparagraphs 1 - 3 shall apply for the first time for the 1999 financial year.

                            V. SHAREHOLDERS' MEETING

                                   SECTION 14
                              VENUE AND CONVOCATION

(1) The shareholders' meeting shall take place at the headquarters of the Corporation, or at the location of a German stock exchange or in a German city with over 500,000 inhabitants.

(2) Convocation shall be published in the electronic Federal Gazette at least one month prior to the date by which shareholders have to register for the shareholders' meeting (Section 16 (1)); the date of publication and the last date by which shareholders have to register for the shareholders' meeting shall not be counted.

                                   SECTION 15
                          AUDIO AND VIDEO TRANSMISSIONS

(1) If the Chairman of the Meeting is in agreement, Supervisory Board members may exceptionally be allowed to participate in the Shareholders' Meeting by means of audio and video transmission, if as a result of their residency abroad they would have to undertake a considerable journey to arrive at the venue of the Shareholders' Meeting.
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(2) The Company may transmit the Shareholders' Meeting in audio and video in its entirety, if so decided by the Board of Management and Supervisory Board and announced at the time the Meeting is called.

                                   SECTION 16
                      RIGHT TO PARTICIPATE AND VOTING RIGHT

(1) Eligible to participate in and to exercise their voting rights at the shareholders' meeting shall be those shareholders who have registered for the shareholders' meeting on time with the Board of Management at the headquarters of the Corporation in writing, by fax or, if the Board of Management so decides, by electronic means to be stipulated by the Corporation, and who are included in the share register when their registration for the shareholders' meeting is received. There must be at least six days between receipt of the registration and the date of the shareholders' meeting. The Board of Management may decide on a shorter period of time.

(2) Voting rights may be exercised by a proxy. If neither a credit institution nor an association of shareholders is granted a proxy, the proxy must be granted in writing or by electronic means to be stipulated by the Corporation.

                                   SECTION 17
                    CHAIRMANSHIP OF THE SHAREHOLDERS' MEETING

(1) The shareholders' meeting shall be chaired by the Chairman of the Supervisory Board or, in case of him being prevented, by another Supervisory Board member representing the shareholders to be determined by the Supervisory Board.

(2) The Chairman shall run the meeting. He shall determine the order of discussion of agenda items as well as the manner and order of voting.

                                   SECTION 18
                               PASSING RESOLUTIONS

(1) Each individual no par value share shall grant one vote in the shareholders' meeting.

(2) Resolutions shall, unless mandatory legal provisions stipulate otherwise, be passed by a simple majority of votes cast and, where the law prescribes a majority shareholding in addition to a majority vote, by a simple majority of share capital represented at such time as the resolution is passed.
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           VI. ANNUAL FINANCIAL STATEMENT AND APPROPRIATION OF PROFITS

                                   SECTION 19
                           ANNUAL FINANCIAL STATEMENT
                       AND ORDINARY SHAREHOLDERS' MEETING

(1) The Board of Management shall submit to the Supervisory Board the annual financial statements and the management report as well as the consolidated financial statements and the Group management report for the previous year within the first three months of the financial year without delay after the preparation thereof. The Board of Management must submit the proposal for the appropriation of net income to the Supervisory Board at the same time. Sections 298 (3) and 315 (3) German Commercial Code (HGB) remain unaffected.

(2) After receipt of the report from the Supervisory Board the Board of Management shall convene without undue delay the ordinary shareholders' meeting which shall take place within the first eight months of each financial year. It shall rule on discharge of the Board of Management and the Supervisory Board, on the choice of auditor and on appropriation of the net profit for the year.

(3) The Board of Management and the Supervisory Board shall be empowered, at the time of adoption of the annual financial statement, to allocate to other reserves wholly or in part the profit for the year remaining after deduction of the amounts to be allocated to the legal reserves and of any loss carried forward. Allocating a larger part than half of the profit for the year shall not be permitted where the other reinvested earnings would exceed half of the share capital following allocation.

(4) The net profit for the year shall be distributed among the shareholders unless the shareholders' meeting rules on different appropriation.

(5) The Shareholders' Meeting may also decide to pay dividends in kind if these assets are such as can be traded on a market as defined by Section 3 (2) of the Stock Corporation Act.

                          VII. COMMENCEMENT OF BUSINESS

                                   SECTION 20
                            COMMENCEMENT OF BUSINESS

Deutsche Telekom AG business shall commence on 1 January 1995. As from that date, Deutsche Bundespost TELEKOM acts shall be deemed pursued for the account of Deutsche Telekom AG.
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                             VIII. FINAL PROVISIONS

                                   SECTION 21
      AUTHORIZATION TO CHANGE THE WORDING OF THE ARTICLES OF INCORPORATION

The Supervisory Board is hereby authorized to make changes in the Articles of Incorporation that merely affect the wording. Moreover, it may bring the Articles of Incorporation into line with new statutory requirements that are binding on the Corporation without the need for a resolution by the Shareholders' Meeting.